UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 24, 2013

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54365	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

605 Third Avenue, 34th Floor
New York, NY	10158
(Address of principal executive offices)	(Zip Code)

(646) 666-3188

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Alon Natanson

On January 24, 2013, Brainstorm Cell Therapeutics Inc. (the “Company”) appointed Alon Natanson as its Chief Executive Officer, effective February 1, 2013.

On January 24, 2013, BrainStorm Cell Therapeutics Ltd., a wholly owned subsidiary of the Company (the “Subsidiary”), and Alon Natanson entered into an employment agreement which sets forth the terms of employment. Pursuant to the agreement, Mr. Natanson will be paid a monthly salary of NIS53,000 (app. U.S.$14,200 based on current currency exchange rates).  Mr. Natanson will also receive other benefits that are generally made available to the Company’s employees, including pension and education fund benefits.  The Company will provide Mr. Natanson with a Company car and cellular phone, and a gross-up payment for any taxes relating thereto.  Mr. Natanson also received a grant of a stock option (the “Initial Grant”) on January 24, 2013 (the “Grant Date”) for the purchase of 4,000,000 shares of the Company’s common stock (the “Shares”), which shall vest and become exercisable as to 33 1/3% of the Shares on the first anniversary of the Grant Date (the “Initial Vesting Date”) and the remainder of the Shares shall vest and become exercisable in equal monthly installments on each of the 36 monthly anniversaries following the Initial Vesting Date.  The exercise price for the Initial Grant will be $0.29 per share.  In the event that after the date hereof but prior to the first anniversary of the Grant Date (and provided that Mr. Natanson is then actively employed by the Subsidiary): (i) the Company or Subsidiary shall have raised U.S.$10 million or more in one transaction, and (ii) the shares of Company shall have been admitted for trading on NASDAQ, and (iii) the Company or Subsidiary shall have been granted the approval of the FDA to conduct clinical trials in the United States, on the first anniversary of the Grant Date Mr. Natanson shall be granted an additional stock option for the purchase of an additional 2,000,000 shares of Company common stock upon the same terms as the Initial Grant.

Prior to joining the Company and the Subsidiary, Mr. Natanson led large as well as early-stage companies, in the fields of life science, high-tech, and retail. Prior positions include Director of Marketing and Finance at Teva Pharmaceuticals, Copaxone® division, where he was involved in commercialization of patented therapeutics for multiple sclerosis, establishing the division and planning and executing its international strategy and product launch. Since 2008 Mr. Natanson served as President and Chief Executive Officer of Procognia (TASE: PRCG), a biotechnology company specializing in glycobiology and biopharmaceutical analytics.

Alon Natanson is 49 years old. There are no family relationships between Mr. Natanson and any member of the Board of Directors or other executive officer of the Company.

The above description of the employment agreement is qualified in its entirety by reference to the terms of the employment agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Adrian Harel

In connection with the appointment of Alon Natanson, Adrian Harel, Ph.D. will cease to serve as the Company’s Chief Executive Officer effective February 1, 2013 but will continue to serve in an executive scientific role in the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The exhibit listed in the Exhibit Index below is filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 28, 2013	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Liat Sossover Liat Sossover
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated January 24, 2013 between BrainStorm Cell Therapeutics Ltd. and Alon Natanson.